Exhibit 10(e)

[TENET HEALTHCARE LETTERHEAD]

May 3, 2018

Paola Arbour
[Home Address Line 1]
[Home Address Line 2]

RE:    Position of Senior Vice President, Chief Information Officer

Dear Paola,

It has been a great pleasure for me and other colleagues at Tenet Healthcare Corporation to get to know you and learn more about your impressive accomplishments. I believe you would be an outstanding addition to our leadership team and would bring fresh perspectives to the company. We also believe you would be a great collaborative partner, which is very important to me personally.

That’s why I am pleased to offer you the position of Senior Vice President, Chief Information Officer at Tenet, effective May 21, 2018. In this role, you will report to me directly and work at our headquarters in Dallas, Texas.

Tenet’s mission is to help people live happier, healthier lives. Employees across our system are committed to this mission, every day. If you appreciate our mission as much as we do and want to make a lasting impact in our diverse healthcare organization, then I look forward to welcoming you to Tenet. I am glad you consider Tenet an employer where you would be proud to lead and apply your professional expertise.

The following pages provide details about compensation and benefits for which you are eligible as a Tenet executive. To accept this offer, please sign and return to paul.slavin@tenethealth.com.

Best regards,

Ron Rittenmeyer
Executive Chairman and CEO

Enclosure

cc:     Sandi Karrmann, SVP, Chief Human Resource Officer

Paola Arbour Senior Vice President, Chief Information Officer

Tenet Employment, Inc. (“Tenet”) herein provides to Paola Arbour effective May 21, 2018 the following compensation and benefits. As Tenet’s Senior Vice President, Chief Information Officer at the home office located in Dallas, TX, you will report to Ron Rittenmeyer, Executive Chairman and Chief Executive Officer.

Compensation & Benefits

A.	Base Salary: You will receive an annual exempt rate of $500,000 payable bi-weekly.

B.
Sign-On Cash Bonus: You will receive a bonus of $100,000 (subject to applicable taxes) to be paid with your first paycheck. If you resign or are terminated from employment within two years after receipt of the payment for reasons unrelated to a Qualifying Termination, you will be required to reimburse Tenet for all monies paid to you or on your behalf. If payback is required, you will be advised in writing of the exact amount and payment will be due within 90 days of your last day worked. The amount due will be based on the following schedule:

i.	Termination Within Less Than One Year: 100% of Bonus

ii.	Termination Within One to Two Years: 50% of Bonus

C.
Annual Incentive Plan (AIP): Your target award is 75% of your base salary, and the actual result is based on your performance vs. targets using the metrics of Tenet’s balanced score card. Actual payouts from the AIP can vary from 0% to 200% of target.

D.
Health & Welfare Benefits: You will be able to participate in Tenet’s competitive benefit packages after 30 days of employment with the company. A detailed listing of benefits will be provided to you through the company’s on-boarding website.

E.	Manager’s Time-Off Plan (MTO): You will receive a maximum of four weeks of paid time off and nine paid holidays per year.

F.
Deferred Compensation Plan (DCP): You will be eligible to participate in the DCP which provides pre-tax compensation deferral options, some of which are eligible for a company match. You will have 30 days from your start date to enroll. You will receive a communication from the Executive Compensation Department following the effective date of your employment which includes complete details about the DCP.

G.
Stock Incentive Plan (SIP): You will be eligible for an annual incentive award which typically occurs in the first quarter of the year. Each year, eligibility and award value are subject to the review and approval of the company’s Human Resources Committee of the Board of Directors. Eligibility does not guarantee an award will be made.

For the 2018 plan year, you will receive long term incentive awards totaling $800,000. This award will be granted on the last business day of the month of your start date, June 29, 2018, and includes a combination of performance-based stock options, performance-based cash incentives and service-based restricted stock units. You will receive a separate communication from Fidelity Investments, Tenet’s stock plan record keeper, containing more details about the award and three on-line agreements which you will need to accept in order for the award to vest.

H.
Executive Severance Plan (ESP): You will be eligible to participate in the Tenet ESP which provides certain benefits including Severance Pay which totals the sum of one and one-half years of your annual base salary plus target annual bonus in the event of a Qualifying Termination as defined in the Plan. You will receive a communication from the Executive Compensation Department following

Paola Arbour

the effective date of your employment which includes complete details about the ESP and an Agreement requiring your signature.

I.
Executive Retirement Account (ERA): You will receive an annual credit equal to twenty percent (20%) of your base salary while you are employed in a position that is eligible for benefits under the plan. The first credit will occur on the next annual company contribution date in July 2018.  You will receive a communication from the Executive Compensation Department following the effective date of your employment which includes complete details about the ERA and an election you may make within 30 days of your eligibility.

Terms and Conditions of Employment

This offer is contingent upon satisfactory completion of a pre-work drug screening exam, a background investigation, reference checks and the acceptance of the ensuing terms and conditions.

Your employment with Tenet will be on an at-will basis, which means that either you or the company may terminate the employment relationship, with or without notice and with or without cause at any time. As used in this letter, the term "cause" shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of Tenet's Human Resources or other Policies, or any material breach of this letter.

Compliance with Tenet Policies, Rules and Regulations: You agree to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Performance Management policy and the Tenet Standards of Conduct. To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

Ethics & Compliance:  You agree to attend Ethics & Compliance classes within established Tenet policy guidelines, as well as a refresher course every year.

Standards of Conduct: You agree to abide by Tenet’s Standards of Conduct, which reflect Tenet’s basic values of high-quality, cost-effective health services; honesty, trustworthiness, and reliability in all relationships; leadership in the development of partnership arrangements with providers of health services; good corporate citizenship in the communities where Tenet provides services; pursuit of fiscal responsibility and growth; compliance with all applicable rules, regulations, policies and procedures; and fair treatment of employees.

Conflict Resolution: You agree to abide by Tenet's Fair Treatment Process which includes final and binding Arbitration as a resolution to any grievance that results from your employment or termination of employment with Tenet.

Confidentiality, Non-Compete and Non-Interference Agreement

In your position at Tenet you will be involved in building and maintaining business relationships and goodwill on behalf of Tenet with customers, patients, physicians and other professional contractors, employees and staff, and various providers and users of health care services. You will also be entrusted with proprietary, strategic and other confidential information which is of special value to Tenet. You agree that all confidential information that comes into your possession by reason of your employment is the property of Tenet and shall not be used except in the course of employment by Tenet and for Tenet's exclusive benefit. During your employment or thereafter you understand that you will not disclose or acknowledge the content of any confidential information to any person who is not an employee of Tenet authorized to possess such confidential information. "Confidential information" means all proprietary and other information relating to the business and operations of Tenet which has not been specifically designated for release to the public by an authorized representative of Tenet. Confidential information includes, by way of illustration and without limitation, trade

Paola Arbour

secrets, business plans, marketing plans and strategies, pricing information, financial data, customer, patient and supplier information, employee information, regulatory approval strategies, new service line and contract products, and other information that was developed, assembled, gathered by, or originated with Tenet for its own private use.

During your employment and for a period of twelve (12) months after the end of your employment with Tenet, in exchange for the offer of employment or promotion accompanying this agreement and the receipt of the confidential information over the course of your employment, you agree that you will not compete, directly or indirectly, with Tenet by doing work in a service line in which you provide services for Tenet within the last six (6) months prior to your separation from the company. “Compete” means and includes rendering services, accepting employment, consultation, or any other business relationship with any company, association, affiliation, consortium, or other for-profit or not-for-profit organization that provides or offers health care services or contracts or agreements for health care services similar to those provided or offered by Tenet.

You also agree that during the period of your employment and for twelve (12) months after the end of your employment Tenet, you will not directly or indirectly disrupt, damage, impair or interfere with the business of Tenet or the business of any facility for which you performed services during the 12 months prior to your separation from service, whether by way of interfering with, soliciting or raiding its employees, disrupting its relationships with physicians, patients, customers, vendors, contractors, professional health care providers or provider organizations, businesses, persons or entities or otherwise.

This agreement shall apply irrespective of the reason you may leave Tenet and is independent of any similar provisions contained in any severance agreement. You acknowledge and agree that you consider the restrictions set forth above to be reasonable both individually and in the aggregate, and that the time, geographic scope, extent and application of each of these restrictions is no greater than is necessary to protect Tenet's legitimate interests. It is your and Tenet’s intent and desire that this agreement shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Tenet and you further agree that if any particular provision or portion of this agreement is adjudicated to be invalid or unenforceable, that decision shall apply only with respect to the operation of that provision in the particular jurisdiction in which the adjudication was made. Tenet and you also agree that in the event that any restriction herein is found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid, and you and Tenet empower a court or arbitrator hereunder of competent jurisdiction, to modify, reduce or otherwise reform such provision(s) in such fashion as to carry out the parties' intent to grant Tenet the maximum allowable protection consistent with the applicable law and facts.

The parties agree that no provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating and communicating with any governmental agency in the performance of its investigatory or other lawful duties.

Tenet Employment, Inc.

/s/ Paul Slavin                        Date:      May 3, 2018
Paul Slavin
Vice President, Total Rewards & Workforce Analytics

Acknowledged and Accepted:

/s/ Paola Arbour                        Date:     May 5, 2018

Paola Arbour